CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this combined Proxy Statement/Prospectus constituting parts of the Registration Statement on Form N-14 of our report dated February 23, 2007, relating to the financial statements and financial highlights, which appears in the December 31, 2006 Annual Report to Shareholders of Legg Mason Core Bond Fund (one of the portfolios comprising Legg Mason Income Trust, Inc.) and of our report dated February 23, 2007, related to the financial statements and financial highlights, which appears in the December 31, 2006 Annual Report to Shareholders of Legg Mason Global Income Trust (one of the portfolios comprising Legg Mason Global Trust, Inc.), which are also incorporated by reference into the Registration Statement.

PricewaterhouseCoopers LLP

Baltimore, Maryland

July 13, 2007